EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Globus Medical, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333‑180426) on Form S‑1 and in the Registration Statement (No. 333‑184196) on Form S‑8 of Globus Medical, Inc. of our report dated March 14, 2014, with respect to the consolidated balance sheets of Globus Medical, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears or is incorporated by reference in the December 31, 2013 Annual Report on Form 10‑K of Globus Medical, Inc.

/s/ KPMG, LLP
KPMG, LLP
Philadelphia, Pennsylvania
March 14, 2014